EX-99.1

Contacts:
Elise Caffrey	Matthew Lloyd
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3720
ecaffrey@irobot.com	mlloyd@irobot.com

iRobot Reports First-Quarter Financial Results
Exceeds Expectations; Increases Full-Year Outlook

BEDFORD, Mass., Apr. 23, 2013 – iRobot Corp. (NASDAQ: IRBT), a leader in delivering robotic technology-based solutions, today announced its financial results for the first quarter ended March 30, 2013.

“We kicked off 2013 with an outstanding quarter. The results and outlook for our Home Robot business are excellent. We are very excited to have begun shipping our RP-VITA telemedicine robot in Q1 and our Defense & Security business delivered solid results,” said Colin Angle, chairman and chief executive officer of iRobot.

“Based on our view of the rest of the year, we are increasing our full-year financial expectations for both revenue and profit. The revenue increase is being driven by better than anticipated Home Robot demand in the United States. Improvements in gross margin due to favorable product mix, successful integration of Evolution Robotics (ER) and tighter operating expense control will each contribute to increased profitability and enable us to deliver on our commitment to profitable growth.”

•	Revenue for the first quarter of 2013 was $106.2 million, compared with $97.8 million for the same quarter one year ago.

•	Net income in the first quarter of 2013 was $8.4 million, compared with net income of $0.7 million in the first quarter of 2012.

•	Quarterly earnings per share were $0.29, compared with earnings per share of $0.02 in the first quarter last year. Q1 EPS this year includes a $0.08 benefit from investment tax credits.

•	Adjusted EBITDA for the first quarter of 2013 was $15.2 million, compared with $6.1 million in the first quarter of 2012.

Business Highlights

•
Domestic Home Robot revenue growth of 44 percent drove a 14 percent year-over-year increase in quarterly Home Robot revenue. International Home Robot revenue of $61.3 million comprised 66 percent of total Home Robot Q1 2013 revenue.

•	We launched Braava™, our iRobot-branded version of the Mint® robot to select European distributors.

•
Due to the timing of Defense Department orders for spares, service and training (PLR) to support the fleet of 5,000 iRobot unmanned ground vehicles, D&S Q1 revenue was higher than anticipated. In addition, the government announced a $14.4 million order for First Look robots during the quarter which gives us confidence in achieving our full year expectations.

•	We began shipping the RP-VITA to InTouch Health during the quarter. Roughly one dozen of the robots are currently in use in hospitals.

Financial Expectations

Management provides the following expectations with respect to the second quarter ending June 29, 2013 and fiscal year ending December 28, 2013.

Q2 2013:
Revenue	$128 - $133 million
Earnings Per Share	$0.15 - $0.20
Adjusted EBITDA	$13 - $16 million

Fiscal Year 2013:	Current	Prior
Revenue	$485 - $495 million	$480 - $490 million
Earnings Per Share	$0.80 - $1.00	$0.57 - $0.72
Adjusted EBITDA	$55 - $61 million	$46 - $52 million

Full-Year 2013 BU Revenue:	Current	Prior
Home Robots	$435 - $440 million	$430 - $435 million
Defense & Security Robots	$45 - $55 million	$45 - $55 million

First-Quarter Conference Call
iRobot will host a conference call tomorrow at 8:30 a.m. ET to discuss its financial results for the first fiscal quarter 2013, business outlook, and outlook for second quarter and fiscal year 2013 financial performance. Pertinent details include:

Date:	Wednesday, April 24, 2013
Time:	8:30 a.m. ET
Call-In Number:	847-619-6818
Passcode:	34160563

A live, audio broadcast of the conference call will also be available at http://investor.irobot.com/phoenix.zhtml?c=193096&p=irol-eventDetails&EventId=4897482. An archived version of the broadcast will be available on the same website shortly after the conclusion of the live event. A replay of the telephone conference call will be available through May 1, and can be accessed by dialing 630-652-3000, passcode 34160563#.

About iRobot Corp.
iRobot designs and builds robots that make a difference. The Company’s home robots help people find smarter ways to clean, and its defense & security robots protect those in harm’s way. iRobot’s consumer and military robots feature iRobot Aware® robot intelligence systems, proprietary technology incorporating advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.

For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations regarding future financial performance, operating performance and growth, demand for our robots, anticipated growth of our Home Robots business, anticipated improvement in gross margin due to product mix, anticipated levels of operating expenses, anticipated revenue, earnings per share and Adjusted EBITDA for fiscal year 2013 and the second quarter ending June 29, 2013, and anticipated business unit revenue for the fiscal year 2013.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market, the financial strength of our customers and retailers, general economic conditions, market acceptance of our products, our dependence on the U.S. federal government and government contracts, the timing of government contracts and orders, changes in government policies or spending priorities, and competition.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.

This press release includes Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.  We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, merger and acquisition expenses, net intellectual property litigation expenses, restructuring expenses, and non-cash stock compensation.  A reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this press release.

iRobot Corporation
Consolidated Statement of Income
(in thousands, except per share amounts)
(unaudited)

	For the three months ended
	March 30, 2013	March 31, 2012
Revenue
Product revenue	$101,405	$91,742
Contract revenue	4,790	6,065
Total	106,195	97,807
Cost of Revenue
Product revenue	57,815	56,297
Contract revenue	1,853	3,936
Total	59,668	60,233
Gross Margin	46,527	37,574
Operating Expense
Research & development	14,408	13,522
Selling & marketing	10,697	12,333
General & administrative	12,458	11,042
Total	37,563	36,897
Operating income	8,964	677
Other income (expense), net	(96)	220
Income before income taxes	8,868	897
Income tax expense	513	244
Net income	$8,355	$653

Net income per common share:
Basic	$0.30	$0.02
Diluted	$0.29	$0.02

Shares used in per common share calculations:
Basic	27,930	27,352
Diluted	28,558	28,283

Stock-based compensation included in above figures:
Cost of product revenue	$118	$214
Cost of contract revenue	—	—
Research & development	501	454
Selling & marketing	366	237
General & administrative	1,944	1,608
Total	$2,929	$2,513

iRobot Corporation
Condensed Consolidated Balance Sheet
(unaudited, in thousands)

	March 30, 2013	December 29, 2012

Assets
Cash and equivalents	$123,576	$126,770
Short term investments	13,869	12,430
Accounts receivable, net	27,280	29,413
Unbilled revenues	2,252	1,196
Inventory	32,160	36,965
Deferred tax assets	19,340	19,266
Other current assets	9,811	8,853
Total current assets	228,288	234,893
Property, plant and equipment, net	23,629	24,953
Deferred tax assets	8,623	8,792
Goodwill	48,951	48,951
Intangible assets, net	27,259	28,224
Other assets	10,501	8,500
Total assets	$347,251	$354,313

Liabilities and stockholders' equity
Accounts payable	$29,804	$42,515
Accrued expenses	13,977	13,642
Accrued compensation	6,997	11,864
Deferred revenue and customer advances	3,629	6,257
Total current liabilities	54,407	74,278
Long term liabilities	5,033	4,218
Stockholders' equity	287,811	275,817
Total liabilities and stockholders' equity	$347,251	$354,313

iRobot Corporation
Consolidated Statement of Cash Flows
(unaudited, in thousands)

	For the three months ended
	March 30, 2013	March 31, 2012
Cash flows from operating activities:
Net income	$8,355	$653
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,284	2,602
Loss on disposal of property and equipment	182	69
Stock-based compensation	2,929	2,513
Deferred income taxes, net	(449)	(6,694)
Tax benefit of excess stock based compensation deductions	(43)	(705)
Non-cash director deferred compensation	11	22
Changes in operating assets and liabilities — (use) source
Accounts receivable	2,133	13,431
Unbilled revenue	(1,056)	1,122
Inventory	4,805	(592)
Other assets	(983)	2,832
Accounts payable	(12,711)	(4,104)
Accrued expenses	379	2,003
Accrued compensation	(4,867)	(10,149)
Deferred revenue and customer advances	(2,628)	895
Change in long term liabilities	815	(66)
Net cash provided by operating activities	156	3,832

Cash flows from investing activities:
Purchase of property and equipment	(1,077)	(1,643)
Change in other assets	(2,000)	(6,000)
Purchases of investments	(2,547)	—
Sales of investments	1,000	2,500
Net cash used in investing activities	(4,624)	(5,143)

Cash flows from financing activities:
Proceeds from stock option exercises	1,744	1,323
Income tax withholding payment associated with restricted stock vesting	(513)	(227)
Tax benefit of excess stock based compensation deductions	43	705
Net cash provided by financing activities	1,274	1,801

Net increase (decrease) in cash and cash equivalents	(3,194)	490
Cash and cash equivalents, at beginning of period	126,770	166,308
Cash and cash equivalents, at end of period	$123,576	$166,798

iRobot Corporation
Supplemental Information
(unaudited)

	For the three months ended
	March 30, 2013	March 31, 2012

Revenue: *
Home Robots	$92,699	$81,583
Domestic	$31,391	$21,815
International	$61,308	$59,768

Defense & Security	$11,100	$14,162
Domestic	$9,134	$10,115
International	$1,966	$4,047
Product	$8,035	$9,004
Contract	$3,065	$5,158
Product Life Cycle	$6,131	$4,584

Gross Margin Percent:
Home Robots	48.2%	47.0%
Defense & Security	47.5%	37.9%
Total Company	43.8%	38.4%

Units shipped:
Home Robots *	421	392
Defense & Security	16	132

Average gross selling prices for robot units:
Home Robots	$230	$214
Defense & Security *	$119	$33

Defense & Security Funded Product Backlog *	$30,110	$6,000

Days sales outstanding	25	29

Days in inventory	51	50

Headcount	531	620

* in thousands

iRobot Corporation
Adjusted EBITDA Reconciliation to GAAP
(unaudited, in thousands)

	For the three months ended
	March 30, 2013	March 31, 2012

Net income	$8,355	$653

Interest income, net	(164)	(262)
Income tax expense	513	244
Depreciation	2,219	2,394
Amortization	1,065	208

EBITDA	11,988	3,237

Stock-based compensation expense	2,929	2,513
Merger and acquisition expense	280	12
Net intellectual property litigation expense	33	37
Restructuring expense	—	278

Adjusted EBITDA	$15,230	$6,077

Use of Non-GAAP Financial Measures

In evaluating its business, iRobot considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, merger and acquisition expenses, net intellectual property litigation expenses, restructuring expenses and non-cash stock compensation. The Company also presents Adjusted EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term Adjusted EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, Adjusted EBITDA does not reflect the Company's actual cash expenditures. Other companies may calculate similar measures differently than iRobot, limiting their usefulness as comparative tools. iRobot compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.